Exhibit 99.1

DecisionPoint Systems Reports Financial Results for the
Fourth Quarter and Full Year 2012

IRVINE, CA (April 2, 2013) … DecisionPoint™ Systems, Inc. (OTCBB: DPSI), a leading provider and integrator of Enterprise Mobility and Wireless Applications and RFID solutions, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Highlights of the year ended December 31, 2012:
■	Full year 2012 revenue increased 23% to $71.5 million compared to $58.4 million in 2011
■	Gross margin increased 30% to $15.6 million compared to $12.0 million in 2011
■	2012 gross profit margin of 21.8% compared to 20.5% in 2011, a 130 basis point improvement
■	Net loss (before preferred dividend) of approximately $(3.9) million compared to $(5.2) million in 2011
■	Significant investment made in acquisition of Apex and Illume businesses

Revenue for the full year ended December 31, 2012 was $71.5 million, compared to $58.4 million in the year ago period. Revenue increased 22.5% year-over-year due to a 20.0% growth in the core businesses within DecisionPoint combined with a 2.5% contribution to revenue growth from the APEX and Illume acquisitions.  Gross profit was $15.6 million for the twelve months ended December 31, 2012, compared to $12.0 million for the twelve months ended December 31, 2011 a 30% increase. Gross margin was 21.8%, compared to 20.5% in the same period a year ago, a 130 basis point increase. Selling, general and administrative expenses were $18.7 million for the twelve months ended December 31, 2012, compared to $13.6 million for the twelve months ended December 31, 2011. The increase in SG&A was primarily attributable to the inclusion of Apex and Illume selling and administrative expenses, including amortization of intangible assets, of $1.7 million, acquisition related expenses of $2.2 million associated with the APEX and Illume acquisitions during the year and restructuring charges of $0.4 million Net loss attributable to common shareholders for the full year of 2012 was $(4.8) million, or $(0.61) per share, compared with a net loss of $(5.7) million, or $(0.94) per share, in the same period a year ago. .  Adjusted EBITDA for 2012 was $1.4 million compared to a loss of ($0.1) million in the prior year, a $1.5 million improvement. (See schedule attached and description of non-GAAP financial measures: Adjusted EBITDA)

Revenue in the fourth quarter of 2012 was $17.4 million, compared to $15.9 million in the same period a year ago, and $18.6 million in the third quarter ended September 30, 2012. Revenue increased 9.2% year-over-year due to growth in the core DecisionPoint business combined with contributions from the APEX and Illume acquisitions. Revenue for the fourth quarter was adversely impacted by a delay in a customer order as a result of that customer initiating an acquisition of another company. This delay affected all operating metrics in the fourth quarter.  Gross profit in the fourth quarter of 2012 was $3.7 million, compared to $3.6 million in the same period of 2011 and $4.3 million in the September 30, 2012 quarter. Gross profit margin was 21.2%, compared to 22.4% in the same period a year ago and 23.4% in the third quarter of 2012. The decrease in the gross margin as compared to both prior periods was primarily due to lower sales of higher margin third party software and professional services. Selling, general and administrative expenses in the fourth quarter of 2012 were $5.0 million, compared to $3.3 million in the same period a year ago and $5.0 million in the third quarter of 2012. The year-over-year increase was primarily due to $0.2 million of additional personnel expenses, Apex and Illume selling and administrative expenses, including amortization of intangible assets, of $0.8 million, Apex and Illume acquisition related costs of $0.2 million and restructuring and capital raising costs of $0.2 million. SG&A expenses were flat compared to the third quarter of 2012. Operating loss in the fourth quarter was $(1.3) million, compared to operating income of $0.2 million in the same period a year ago and an operating loss of $(0.6) million in the quarter ended September 30, 2012. Net loss attributable to common shareholders was approximately $(1.6) million, or $(0.19) per share, in the fourth quarter of 2012 compared to a net loss of approximately $(0.2) million, or $(0.02) per share, in the same period a year ago and a net loss of $(1.3) million, or $(0.15) per share, in the third quarter of 2012.

Commenting on the results, Nicholas Toms, CEO of DecisionPoint stated, “While we are pleased to report a strong 20% increase in revenues in 2012 from our core operations, bolstered by an additional 2.5% of revenue from our recent acquisitions, the underlying order momentum was substantially stronger. Unexpectedly, at the end of the quarter we received a delay of a mid-seven figure customer order as a result of that customer initiating an acquisition of another company.  The order is expected to be released in the second half of 2013. However, 2012 should be seen as an important transition year in terms of executing upon our strategy to build out our proprietary software products and services in the Enterprise Mobility area.  With the acquisitions of Apex, and its strong suite of proprietary software products under the APEXWare brand, and the Illume Mobile division of Macrosolve (OTCBB:MCVE), with its deep software development skills in the Apple (iOS) and Android markets, we have positioned the Company for sustained top line growth going forward.  These building blocks are accelerating our revenue mix shift towards proprietary software and services from the current 30% of total revenues towards 40% and above. We expect this mix change will drive significant increases in gross margin and cash flow.”

“Thus, as we progress in 2013 and beyond, we expect to see far more strategic relationships with our clients, our partners, and our vendors, as we drive more complete solutions to meet our customers’ mission critical needs, supporting their goals and delivery substantial return or their investment in our systems.”

“Finally, I would like to take this opportunity to thank our valued clients for their always appreciated business.  I would also like to thank our stockholders for their support.  And I would like to thank our associates for their dedication, and hard work, their commitment to always putting the customer first, and their commitment to excellence allowing us to deliver on our promises consistently.”

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes the latest wireless, mobility, and RFID technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com

Forward Looking Statements
Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe  harbor provisions of the Private Securities Act of 1995. Forward looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:

DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087
Len Hall (media)
len@allencaron.com
(949) 474-4300

DECISIONPOINT SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)
	December 31,
	2012	2011
ASSETS
Current assets
Cash	$1,103	$366
Accounts receivable, net	12,287	13,917
Other receivable	-	1,476
Due from related party	202	-
Inventory, net	811	706
Deferred costs	3,955	3,469
Deferred tax assets	48	-
Prepaid expenses and other current assets	302	408
Total current assets	18,708	20,342

Property and equipment, net	179	99
Other assets, net	205	175
Deferred costs, net of current portion	2,124	1,800
Goodwill	8,571	5,538
Intangible assets, net	6,023	2,214
Total assets	$35,810	$30,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,080	$8,947
Accrued expenses and other current liabilities	2,895	2,505
Line of credit	3,430	4,024
Current portion of debt	1,800	1,000
Due to related parties	1	872
Accrued earn out consideration	1,186	-
Unearned revenue	7,409	6,756
Total current liabilities	27,801	24,104

Long term liabilities
Unearned revenue, net of current portion	2,883	2,509
Debt, net of current portion and discount	2,922	970
Accrued earn out consideration, net of current portion	159	-
Deferred tax liabilities	1,078	18
Other long term liabilities	80	60
Total liabilities	34,923	27,661

Commitments and contingencies	-	-
STOCKHOLDERS' EQUITY
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,105,155 and 1,816,289 shares issued and outstanding, including cumulative and imputed preferred dividends of $361 and $436, and with a liquidation preference of $8,758 and $10,652 at December 31, 2012
and 2011, respectively	7,370	6,320
Common stock, $0.001 par value, 100,000,000 shares authorized,
9,300,439 issued and 9,146,556 outstanding as of December 31, 2012,
and 8,182,791 shares issued and 8,028,908 outstanding as of December 31, 2011	9	8
Additional paid-in capital	16,132	14,514
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(21,674)	(17,231)
Unearned ESOP shares	(767)	(899)
Accumulated other comprehensive income	22	-
Total stockholders’ equity	887	2,507
Total liabilities and stockholders' equity	$35,810	$30,168

DECISIONPOINT SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Years ended December 31,		Q4 ended December 31,
	2012	2011	2012	2011

Net sales	$71,501	$58,359	$17,357	$15,888

Cost of sales	55,949	46,368	13,680	12,325

Gross profit	15,552	11,991	3,677	3,563

Selling, general and administrative expense	18,661	13,597	5,038	3,329

Operating loss	(3,109)	(1,606)	(1,361)	234

Other expense (income):
Interest expense	998	1,160	300	156
Loss on debt extinguishment	-	2,665	-	-
Other income, net	(116)	(363)	(73)	(67)
Total other expense	882	3,462	227	89

Loss before income taxes	(3,991)	(5,068)	(1,588)	145

Provision (tax benefit) for income taxes	(125)	100	(257)	79

Net loss	(3,866)	(5,168)	(1,331)	66

Cumulative and imputed preferred stock dividends	(954)	(486)	(244)	(218)

Net loss attributable to common shareholders	$(4,820)	$(5,654)	$(1,575)	$(152)

Net loss per share -
Basic and diluted	$(0.61)	$(0.94)	$(0.19)	$(0.02)

Weighted-average shares outstanding -
Basic and diluted	7,900,693	6,019,900	8,505,454	7,460,184

Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

	Years ended December 31,		Q4 ended December 31,
	2012	2011	2012	2011

EBITDA Calculation

Net Loss	$(3,866)	$(5,168)	$(1,331)	$66
Depreciation and amortization	1,510	560	568	149
Interest Expense	998	1,160	300	156
Income Taxes	(125)	100	(257)	79

EBITDA	$(1,483)	$(3,348)	$(720)	$450

Employee stock-based compensation	52	200	2	29
Non-employee stock-based compensation	514	283	173	45
ESOP compensation expense	132	125	34	31
One time cash transaction expenses in connection with the acquisition of Apex	1,602
One time cash expenses in connection with the acquisition of Illume Mobile	175		36
Restructuring costs	430		110
Loss on debt extinguishment		2,665
Adjusted EBITDA	$1,422	$(75)	$(365)	$555